Exhibit 99.1

South Carolina Bank and Trust, N.A. Enhances

Capital Position to Support Continued Growth

COLUMBIA, S.C.—September 23, 2008—South Carolina Bank and Trust, National Association, the lead bank subsidiary of SCBT Financial Corporation (NASDAQ: SCBT), today reported that it had closed a subordinated debt agreement, with SunTrust Bank that qualifies as Tier 2 regulatory capital.  The agreement provides for a $15 million unsecured subordinated term loan with a maturity of seven years and bearing interest at three-month LIBOR plus 350 basis points.  The subordinated debt is pre-payable at any time without penalty.  The transaction closed on September 22, 2008.

“We are pleased that the sound financial condition of South Carolina Bank and Trust allows us to pursue this enhancement to our capital structure.” said Robert R. Hill, Jr., CEO.  “We feel the market will begin to present many opportunities to banks that are strong, and therefore we are adding to our capital in order to be well-positioned to take advantage of these opportunities.”

South Carolina Bank and Trust, N. A., the lead bank subsidiary of SCBT Financial Corporation, a multi-bank holding company whose other subsidiaries include South Carolina Bank and Trust of the Piedmont, N.A and The Scottish Bank, N.A., operates 50 financial centers in 16 South Carolina counties and Mecklenburg County of North Carolina.  The company has been serving banking needs within the Carolinas for more than 74 years.  The company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans.  SCBT Financial Corporation’s common stock is traded on the NASDAQ Global Select MarketSM under the symbol “SCBT.”

For additional information, please visit our website at www.SCBTonline.com.

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Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended.  SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results.  Such risks and uncertainties, include, among others, the following possibilities:  (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; and (10) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of The Scottish Bank, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters.